Exhibit 5.1

November 6, 2015

Aerie Pharmaceuticals, Inc.
135 Bedminster 206, Suite 15
Bedminster, New Jersey 07921

Re:	Issuance and sale of shares of common stock, par value $0.001 per share (the “Common Stock”), of Aerie Pharmaceuticals, Inc.
Ladies and Gentlemen:
We have acted as counsel to Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to $50,000,000 of shares of Common Stock (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-199821), filed with the Securities and Exchange Commission (as it may be amended from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended, to be offered by the Company from time to time under (i) the sales agreement, dated as of November 6, 2015, by and between the Company and RBC Capital Markets, LLC and (ii) the sales agreement, dated as of November 6, 2015, by and between the Company and Cantor Fitzgerald & Co. (collectively, the “Sales Agreements”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents (collectively, the “Documents”) and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.
In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties in the Documents, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.
To the extent it may be relevant to the opinions expressed below, we have assumed that the Company will have sufficient authorized but unissued and unreserved shares of Common Stock on the date of any issuance of Shares registered pursuant to the Registration Statement.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, when the Shares have been issued and delivered against payment therefor in an amount in excess of the par value thereof, in accordance with the terms of the applicable Sales Agreement under which they are sold and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, such Shares will be validly issued, fully paid and non-assessable.
With respect to the opinion expressed above, we have assumed that the aggregate gross sales price of all of the Shares issued and sold will not exceed, and that the offering price per share for each Share issued and sold will not be less than, any amounts authorized in the applicable resolutions of the Board of Directors of the Company and the applicable placement notice delivered in accordance with the applicable Sales Agreement.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 10-Q, which will be incorporated by reference in the Registration Statement, and to the references to this firm under the captions “Legal Matters” in the Registration Statement and in any prospectus supplement filed in connection with the issuance and sale of the Shares. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP